Exhibit 99.1

2011/2012 LEASING STATUS :: wholly-owned properties - summary

AMERICAN CAMPUS COMMUNITIES

Applications + Leases	Current Year Applications + Leases[1]	Current Year % of Rentable Beds	Prior Year Applications + Leases[1]	Prior Year % of Rentable Beds	Rentable Beds[2]	Design Beds	Final Fall 2010 Occupancy[3]
Same Store Wholly-owned Properties	40,728	93.8%	38,423	88.5%	43,398	43,799	98.6%
New Wholly-owned Properties[5]	12,534	94.4%	8,120	85.8% [6]	13,278	13,377	96.6% [6]
Wholly-owned Properties-Total	**53,262**	**94.0%**	**46,543**	**88.0%** [6]	**56,676**	**57,176**	**98.2%** [6]

Leases	Current Year Leases[1]	Current Year % of Rentable Beds	Prior Year Leases[1]	Prior Year % of Rentable Beds	Rentable Beds[2]	Design Beds	Final Fall 2010 Occupancy[3]	Initial Rate Increase	Projected Rate Increase[4]
Same Store Wholly-owned Properties	37,712	86.9%	36,744	84.7%	43,398	43,799	98.6%	2.7%	2.9%
New Wholly-owned Properties[5]	11,758	88.6%	7,739	81.7% [6]	13,278	13,377	96.6% [6]	2.7%	3.5%
Wholly-owned Properties-Total	**49,470**	**87.3%**	**44,483**	**84.1%** [6]	**56,676**	**57,176**	**98.2%** [6]	2.7%	**3.0%**

1 As of June 3, 2011 for current year and June 3, 2010 for prior year.
2 Rentable beds exclude beds needed for on-site staff.
3 As of September 30, 2010.
4 Projected rate increase is based on current executed leases and assumes all future leases are executed at currently marketed rates up to targeted occupancy.
5 Includes the following properties: University Heights, which was purchased from one of the Fidelity joint ventures in March 2010; Campus Trails, a property that incurred business interruption due to significant property damage resulting from a fire in April 2010; Sanctuary Lofts, which was purchased in July 2010, and 2nd Avenue Centre, which was purchased in December 2010. Also includes 14 properties purchased in September and November 2010 from two joint ventures with Fidelity in which we previously held a 10% interest, as well as 4 properties currently under construction and anticipated to open for occupancy in Fall 2011.
6 Properties not owned or under ACC management during the prior year are excluded for purposes of calculating the prior year percentage of rentable beds and final Fall 2010 occupancy.

AMERICAN CAMPUS COMMUNITIES ::